EXHIBIT 2.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2025, Euroholdings Ltd (the “Company”, “we”, “us” and “our”) had the following single class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Shares of Common Stock, par value $0.01 per share	EHLD	Nasdaq Capital Market

Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F for the year ended December 31, 2025, which we refer to as the Annual Report.

As of May 15, 2025, Euroholdings Ltd. (the “Company,” “we,” “us” or “our”) had common stock, par value $0.01 per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description sets forth certain material terms and provisions of the Company’s common stock. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Company’s Amended and Restated Articles of Incorporation, or the Articles of Incorporation, and the Company’s Bylaws, as amended, or the Bylaws, each of which is incorporated by reference as an exhibit to the annual report on Form 20-F of which this Exhibit is a part. We encourage you to refer to our Articles of Incorporation and Bylaws for additional information.  Because the following is only a summary, it does not contain all information that you may find important.

Authorized Capitalization

Under our Articles of Incorporation, we are authorized to issue up to 120,000,000 registered shares (of which 100,000,000 shall be shares of common stock and 20,000,000 shall be preferred shares); all of the shares shall have a par value of US$0.01 per share. All of our shares of stock are in registered form. As of December 31, 2025 and April [●], 2026, there were 2,816,615 common shares issued and outstanding, and no preferred shares outstanding.  Our Articles of Incorporation do not permit the issuance of bearer shares.

We were incorporated on March 20, 2024 pursuant to the Marshall Islands Business Corporations Act, or the BCA, pursuant to the filing of our articles of incorporation with the Marshall Islands Registrar of Corporations.  Our entity number is 124950.

Purpose

Our objects and purposes, as provided in Section B of our Articles of Incorporation, are to engage in any engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

DESCRIPTION OF COMMON SHARES

The number of common shares issued and outstanding as of the last day of the fiscal year for the annual report on Form 20-F to which this description is attached or incorporated by reference as an exhibit, is provided on the cover page of such annual report on Form 20-F. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares that we may issue in the future.  All common shares that are issued are fully paid.

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Voting Rights

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. At any annual or special general meeting of shareholders where there is a quorum, unless otherwise provided by the BCA, the affirmative vote of a majority of the votes cast by holders of shares of stock represented at the meeting shall be the act of the shareholders, except that directors shall be elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably based on the number of shares held all dividends, if any, declared by our Board of Directors out of funds legally available for dividends.  Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata based on the number of shares held our remaining assets available for distribution. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of our preferred shares. Our board of directors may determine to repurchase our own shares that have already been issued, which decision does not require shareholder approval. Any such purchase can be made out of surplus (as such term is used in the BCA). We are not permitted to repurchase our shares when we are insolvent or would thereby be made insolvent.

Declaration and payment of any dividend is subject to the discretion of the Board of Directors. The timing and amount of dividend payments to holders of our shares will depend on a series of factors and risks described under “Risk Factors” in the Annual Report, and includes risks relating to earnings, financial condition, cash requirements and availability, restrictions in our current and future loan arrangements, the provisions of the Marshall Islands law affecting the payment of dividends and other factors. The BCA generally prohibits the payment of dividends other than from surplus (but in case there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year) or while we are insolvent or if we would be rendered insolvent upon paying the dividend, or if the declaration or payment would be contrary to any restrictions contained in the Articles of Incorporation.

Limitations on Ownership

Under Marshall Islands law generally, there are no limitations on the right of non-residents of the Marshall Islands or owners who are not citizens or residents of the Marshall Islands to hold or vote our common shares.  Our Articles of Incorporation and Bylaws do not impose any limitations on the ownership rights of our shareholders.

Directors

Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Cumulative voting may not be used to elect directors.

Our Board of Directors must consist of at least three directors, such number to be determined by the Board of Directors by a majority vote of the entire Board of Directors from time to time.

Our Board of Directors is divided into three classes as set out below in “Classified Board of Directors.” Each director is elected to serve until the third succeeding annual meeting after his election and until his successor shall have been elected and qualified, except in the event of his death, resignation or removal.

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The Board of Directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.  We do not have any mandatory retirement age for our directors.

Our board of directors has the authority to approve loans on behalf of Euroholdings.

Our Bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors. The entire Board of Directors or any individual director may be removed, with cause by the vote of shareholders or the Board of Directors. Any vacancies in the board of directors for any reason, and any created directorships resulting from any increase in number of directors, may be filled by the vote of the majority of the remaining directors then in office, although less than a quorum.

No contract or transaction between us and one or more of our directors will be void or voidable solely for the following reason, or solely because the director is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if (1) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the board of directors or committee, and the board of directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director, or, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors; or (2) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders.

Shareholder Meetings

Under our Bylaws, as amended, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Board of Directors, and no other person or persons are permitted to call a special meeting.

Notice of every annual and special meeting of shareholders must be given to each shareholder of record entitled to vote at least 15 but no more than 60 days before such meeting.

There must be present, in person or by proxy, shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote in order to constitute quorum at a shareholders meeting. The board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any shareholders. In the absence of a quorum, the holders of a majority of the outstanding shares present at the meeting in person or by proxy may adjourn the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders generally have the right to dissent from certain mergers and consolidations and the sale or exchange of all or substantially all of our assets not made in the usual and regular course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

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Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a shareholder  or a holder of a beneficial interest of shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates, or that the shares or his interest therein devolved upon him by operation of law.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls, or restrictions that affect the remittance of dividends, interest or other payments to holders of our shares that are neither Marshall Islands residents nor Marshall Islands citizens.

Amendment of our Articles of Incorporation

In general, amendments to the Articles of Incorporation must be authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon. In addition, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, and in addition to the authorization of an amendment by vote of the holders of a majority of all outstanding shares entitled to vote thereon, the amendment shall be authorized by vote of the holders of a majority of all outstanding shares of the class if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If the Articles of Incorporation contain provisions specifying either or both: (a) that the proportion of shares, or the proportion of shares of any class or series thereof, the holders of which shall be present in person or by proxy at any meeting of shareholders in order to constitute a quorum for the transaction of any business or of any specified item of business, including amendments to the Articles of Incorporation, shall be greater than the proportion prescribed by the BCA in the absence of such provision; or (b) that the proportion of votes of the holders of shares, or of the holders of shares of any class or series thereof, that shall be necessary at any meeting of shareholders for the transaction of any business or of any specified item of business, including amendments to the Articles of Incorporation, shall be greater than the proportion prescribed by the BCA in the absence of such provision, then an amendment of the Articles of Incorporation which adds such a provision or which changes or strikes out such a provision, shall be authorized by vote of holders of the voting power of two-thirds of all outstanding shares entitled to vote thereon, or of such greater proportion of shares, or class or series of shares, as may be provided specifically in the Articles of Incorporation for adding, changing, or striking out such a provision.

Similarly, if the Articles of Incorporation contain a provision specifying either or both: (a) that the portion of directors that shall constitute a quorum for the transaction of business or of any specified item of business shall be greater than the proportion prescribed by the BCA in the absence of such provision; or (b) that the proportion of votes of directors that shall be necessary for the transaction of business or of any specified item of business shall be greater than the proportion prescribed by the BCA, then an amendment of the Articles of Incorporation which changes or strikes out such a provision, shall be authorized by the shareholders by a vote of the holders of the voting power of two-thirds of all outstanding shares entitled to vote thereon or of such greater proportion of shares, or class or series of shares, as may be provided specifically in the Articles of Incorporation for adding, changing, or striking out such a provision.

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Indemnification of Officers and Directors

The Bylaws provided that any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Company upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The indemnification provisions in our Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our Articles of Incorporation and Bylaws, as amended, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change in control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change in control of our company or the removal of our management.

Classified Board of Directors

Our Articles of Incorporation and our Bylaws, as amended, provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Election and Removal of Directors

Our Articles of Incorporation prohibit cumulative voting in the election of directors. Our Bylaws, as amended, require parties other than the Board of Directors to give advance written notice of nominations for the election of directors and other matters. Our Bylaws, as amended, also provide that our directors may be removed only for cause and by either action of the Board of Directors or the holders of 51% of the issued and outstanding voting shares of the Company. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

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Limited Actions by Shareholders

Our Articles of Incorporation and our Bylaws, as amended, provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. No business may be conducted at the special meeting other than business brought before the meeting by the Board of Directors, the Chairman of the Board or the President. Our Articles of Incorporation and our Bylaws, as amended, provide that, subject to certain exceptions, the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may not call a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Bylaws, as amended, provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the immediately preceding annual meeting of shareholders. Our Bylaws, as amended, also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.  In addition, shareholder proposals that are not for director nominations may be brought only by a shareholder of record of at least 10% of the outstanding voting power of our shares.

Certain Business Combinations

Our Articles of Incorporation also prohibit us, subject to several exclusions, from engaging in any “business combination” with any interested shareholder for a period of three years following the date the shareholder became an interested shareholder.

Although the BCA does not contain specific provisions regarding “business combinations” between corporations incorporated under the laws of the Marshall Islands and “interested shareholders,” our Articles of Incorporation prohibit us from engaging in a business combination with an interested shareholder for a period of three years following the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:

•

prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•

at or after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 50% plus one of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an Interested Shareholder prior to the consummation of the initial public offering of the Corporation’s common stock under the United States Securities Act of 1933, as amended.

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Among other transactions, a “business combination” includes any merger or consolidation of us or any directly or indirectly majority-owned subsidiary of ours with (1) the interested shareholder or any of its affiliates or (2) with any corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder. Generally, an “interested shareholder” is any person or entity (other than us and any direct or indirect majority-owned subsidiary of ours) that:

•	owns 15.0% or more of our outstanding voting shares;

•

is an affiliate or associate of ours and was the owner of 15.0% or more of our outstanding voting shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; or

•

is an affiliate or associate of any person listed in the first two bullets, except that any person who owns 15.0% or more of our outstanding voting shares, as a result of action taken solely by us will not be an interested shareholder unless such person acquires additional voting shares, except as a result of further action by us and not caused, directly or indirectly, by such person.

Shareholders Rights Agreement

We have entered into a shareholders rights agreement that makes it more difficult for a third party, subject to certain exceptions, to acquire us without the support of our Board of Directors. These anti-takeover provisions, along with provisions of our shareholders rights agreement, could substantially impede the ability of our shareholders to impose a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

Transfers of Common Shares

Equiniti Trust Company, LLC is the transfer agent and registrar for our common shares.  Each person beneficially owning common shares registered through the Depository Trust Company, or the DTC, must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.

Common shares that have been entered into the DTC book-entry system will be registered in the name of Cede & Co., as nominee for DTC and transfers of beneficial ownership of shares held through DTC will be effected by electronic transfer made by DTC participants.  Transfers of shares held outside of DTC or another direct registration system maintained by our transfer agent, and not represented by certificates, are effected by a stock transfer instrument.  Transfer of registered certificates is effected by presenting and surrendering the certificates to us or our transfer agent. A valid transfer requires the registered certificates to be properly endorsed for transfer as provided for in the certificates and accompanied by proper instruments of transfer.

Our Articles of Incorporation, our Bylaws and the BCA do not contain transfer restrictions on our common shares or preferred shares.

The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

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Preferred Stock

Our Board of Directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. At the time that any series of our preferred stock is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our common shares or make it more difficult to effect a change in control. In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders.

As of December 31, 2025 and the date of this Annual Report, there are no preferred shares issued and outstanding.

Preferred Stock Purchase Rights

We have entered into a Stockholders Rights Agreement, or the Rights Agreement, with Equiniti Trust Company, LLC.

On May 13, 2025, the Board of Directors of the Company declared a dividend of one Right for each outstanding share of common stock, par value $0.01 per share, to protect shareholders from coercive or otherwise unfair takeover tactics.  In general terms, it works by imposing a significant penalty upon, subject to limited exceptions, any person or group which acquires 15% or more of the outstanding common stock of the Company without the approval of the Board. If a shareholder’s beneficial ownership of the Company’s common stock as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder’s then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by a certain amount.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.01 per share, at an exercise price of $30 per share, once the Rights become exercisable. This portion of Series A Participating Preferred Stock will give the shareholder approximately the same dividend, voting and liquidation rights as would one share of common stock. The Rights will separate from the common stock and become exercisable only if a person or group acquires beneficial ownership of 15% or more of our common stock (including through entry into certain derivative positions) in a transaction not approved by our Board of Directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of our common stock having a then-current market value equal to twice the exercise price. In addition, if the Company is acquired in a merger or other business combination after an acquiring person acquires 15% or more of our common stock, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other shareholder rights.

The Rights may have anti-takeover effects. The Rights may cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board of Directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board of Directors.

We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit to the Annual Report.

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Detachment of the Rights

The Rights will initially trade with, and will be inseparable from, the common stock. The Rights are attached to all certificates representing our currently outstanding common stock, or, in the case of uncertificated common stock registered in book entry form, which we refer to as “book entry shares,” by notation in book entry accounts reflecting ownership, and will attach to all common stock certificates and book entry shares we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire on May 14, 2035, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock; or

•

the 10th business day (or such later date as determined by the Company’s Board of Directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

“Acquiring person” is generally defined in the Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 15% or more of the Company’s common stock. However, the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company, or any person holding shares of common stock for or pursuant to the terms of any employee benefit plan of the Company, or pursuant to a dividend or distribution paid in shares of the Company’s common stock, are excluded from the definition of “acquiring person.” In addition, persons who beneficially own 15% or more of the Company’s common stock on the effective date of the Rights Agreement are excluded from the definition of “acquiring person” until such time as they acquire additional shares in excess of 2% of the Company’s then outstanding common stock as specified in the Rights Agreement for purposes of the Rights, and therefore, until such time, their ownership cannot trigger the Rights.

For purposes of the Stockholders Rights Agreements, Marla Investments Inc., a Marshall Islands corporation, Nami Holding Inc., a Marshall Islands corporation, Latsco Shipping Limited, a Bermuda company, Latsco Shipping Holding, a Cayman Islands company, Katakolo Shipping Inc., a Marshall Islands corporation, Latsco LNG LLC, a Marshall Islands limited liability company, Latsco LPG Inc., a Marshall Islands corporation, and Marla Shipping Limited, a Marshall Islands corporation, Christian Paris Kassidokostas, EFG Trust Company Limited, as trustee of the Westcape II Trust, EFG Trust Company Limited, as trustee of the Westcape V Trust, and each of their respective Affiliates will not be considered an Acquiring Person regardless of the beneficial ownership. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended—are treated as beneficial ownership of the number of shares of the Company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Company’s common stock are directly or indirectly held by counterparties to the derivatives contracts.

Our Board of Directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

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Until the Rights distribution date:

•	our common stock certificates and book entry shares will evidence the Rights, and the Rights will be transferable only with those certificates; and

•	any new common stock will be issued with Rights and new certificates or book entry shares, as applicable, will contain a notation incorporating the Rights Agreement by reference.

As soon as practicable after the Rights distribution date, the Rights agent will mail certificates representing the Rights to holders of record of common stock at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.

We will not issue Rights with any shares of common stock we issue after the Rights distribution date, except as our Board of Directors may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our Board of Directors prior to that person becoming an acquiring person.

If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading “Redemption of Rights” below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading “Exchange of Rights” below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the Rights Agreement specifies.

Series A Participating Preferred Stock Provisions

Each one one-thousandth of a share of Series A Participating Preferred Stock, if issued, will, among other things:

•	not be redeemable;

•

entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in common stock or a subdivision of the outstanding common stock (by reclassification or otherwise), declared on common stock since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.

The value of one one-thousandth interest in a share of Series A Participating Preferred Stock should approximate the value of one share of common stock.

Flip-In Event

If an acquiring person acquires more than 15% of the company’s common stock then each holder of a Right (except that acquiring person) will be entitled to buy at the exercise price, a number of shares of the company’s common stock which has a market value of twice the exercise price.  However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company.

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Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip-Over Event

A “flip-over event” will occur under the Rights Agreement when, at any time after a person has become an acquiring person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading “Flip-In Event” above, will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Anti-dilution

The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement will not require us to adjust the exercise price of the Rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our Series A Participating Preferred Stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

Prior to the Close of Business on the earlier of (i) the Distribution Date and (ii) the Final Expiration Date, both as defined in the Rights Agreement, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per Right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our Board of Directors timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.  Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right.

Exchange of Rights

We may, at our option, exchange the Rights (other than Rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per Right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the Rights Agreement. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one share of common stock.

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Amendment of Terms of Rights

During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights Agreement, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any acquiring person; or

•

to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an acquiring person.

Expiration

The Rights expire on the earliest of (i) May 14, 2035; or (ii) the redemption or exchange of the Rights as described above.

Taxes

The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

Marshall Islands Company Considerations

Our corporate affairs are governed by our Articles of Incorporation, Bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides, with respect to non-resident corporations such as us, that it is to be applied and construed to make the BCA uniform with the laws of the State of Delaware and other states with substantially similar legislative provisions (and adopts their case law to the extent they do not conflict with the BCA), there have been few court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings

Held at a place as designated in the bylaws.  An annual meeting of shareholders shall be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws.

May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

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Marshall Islands	Delaware
May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:

Whenever shareholders are required to take any action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

A copy of the notice of any meeting shall be given personally or sent by mail or electronically not less than 15 nor more than 60 days before the date of the meeting. If sent by electronic transmission, notice given shall be deemed given when directed to a number or electronic mail address at which the shareholder has consented to receive notice.

Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders or any action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any shareholder entitled to vote may authorize another person to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

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Marshall Islands	Delaware
Merger or Consolidation

Any two or more domestic corporations may merge into a single corporation if approved by the boards of the participating corporations and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting of each constituent corporation.

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.

The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized in the bylaws to change the number of directors, it can only do so by a majority of the entire board. No decrease in the number shall shorten the term of any incumbent director.

If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

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Marshall Islands	Delaware
Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board, except in the case of any director elected by cumulative voting, or by the holders of the shares of any class or series when so entitled by the provisions of the articles of incorporation.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.
Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from certain plans of merger or consolidation or certain sales or exchanges of all or substantially all assets not made in the usual and regular course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote in favor of or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• alters or abolishes any preferential right of any outstanding shares having preferences; or
• creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
• alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
• excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.
Shareholder’s Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort. Such action in the Marshall Islands shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Reasonable expenses including attorney’s fees may be awarded if the action is successful in a Marshall Islands court.

In any action in the Marshall Islands, a corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the stock has a value of $50,000 or less.

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